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EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

James P. Maddox, C.A. Vice President and Chief Financial Officer (705) 728-7111	October 9, 2003 IT-04-006

INTERTAN REPORTS FIRST QUARTER SALES IN-LINE WITH PREVIOUS GUIDANCE

TORONTO, October 9, 2003—InterTAN, Inc. (NYSE: ITN; TSX: ITA), a leading consumer electronics retailer of both private label and internationally branded products, today announced that fiscal 2004 first quarter sales of its Canadian subsidiary, measured in local currency, were up 1% compared with the same quarter last year. For the month of September, sales of the Canadian subsidiary in U.S. dollars were $37,411,000. Measured in local currency, total sales for September were flat compared with the same period a year ago. On a comparable store basis, sales for the month were also flat with last year.

“Our new merchandise assortment continues to deliver improved gross profit performance. Sales in Eastern Canada and Western Canada continued to strengthen although our stores in Ontario are not yet performing to our expectations,” commented Brian E. Levy, President and Chief Executive Officer.

InterTAN, Inc., headquartered in Toronto, operates approximately 960 company retail stores and dealer outlets in Canada under the trade names RadioShack®, Rogers AT&T Wireless Communications Express®, and Battery Plus®.

InterTAN will announce its results for its first fiscal quarter ended September 30, 2003, on the afternoon of October 23, 2003. In conjunction with this release, the management of InterTAN, Inc. will host a conference call to discuss first quarter results and to provide forward guidance for its second fiscal quarter of fiscal 2004 on October 24, 2003 at 11:00 a.m. Eastern. The conference call number is 416-640-4127. A replay of the call will be available until October 31 and can be accessed at 416-640-1917, password 21021459#. This call will be simultaneously webcast on the internet at www.intertan.com and will remain on the website for a one week period.

Certain information disclosed in this press release, including, among others, statements regarding improved gross profit performance and sales, on the Company’s future performance, and the Company in general, constitutes forward-looking statements that involve risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, consumer demand and preferences, product availability, development of new technology, general economic conditions, and other risks indicated in filings with the Securities and Exchange Commission such as InterTAN’s previously filed periodic reports, including its Form 10-K for the 2003 fiscal year.